Exhibit 4.5

August 17, 2017

Shareholders Agreement

AnPac Bio-Medical Science Co., Ltd.

A limited liability company incorporated in the British Virgin Islands

Shareholders Agreement

The Shareholders Agreement (this “Agreement”) is signed by the following Parties on August 17, 2017:

(1)

AnPac Bio-Medical Science Co., Ltd., a limited liability company legally established and validly existing in the British Virgin Islands, with its registered address at SHRM Trustees (BVI) Limited of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)	Dr. Chris Chang Yu, U.S. Citizen, ID number [ ];

(3)

CRS Holdings INC., a limited liability company legally established and validly existing in the British Virgin Islands, with its registered address at SHRM Trustees (BVI) Limited of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (“CRS Company”);

(4)	Ms. Lin Yu, Chinese citizen, ID number [ ];

(5)

Zhejiang AnPac Bio-Medical Science Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at Room 108, No.131 Nanshan Yuanyuan Middle Road, Bihu Town, Liandu District, Lishui City, Zhejiang Province (“Lishui Company”);

(6)

Changhe Bio-Medical Science (Yangzhou) Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at 3rd Floor, Building 9, Jiangsu Information Service Industry Base (Yangzhou) (“Yangzhou Company”);

(7)

Changwei System Technology (Shanghai) Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at Room 316, No. 105 Sinan Road, Huangpu District, Shanghai (“Changwei Company”);

(8)

AnPac Bio-Medical Science (Shanghai) Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at Room 301-346, Building 1, No. 400, Fangchun Road, Zhangjiang Hi-Tech Park, Shanghai (“AnPac Shanghai Company”);

(9)

Shanghai Xinshenpai Science Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at Room 316, No. 105 Sinan Road, Huangpu District, Shanghai (“Xinshenpai Company”); and

(10)

Lishui AnPac Medical Laboratory Co., Ltd., a medical institution legally established and validly existing in China, with its registered address at No. 801, Bixing Street, Bihu Town, Liandu District, Lishui City, Zhejiang Province (“Medical Laboratory”); and

(11)

Chengdu Lipaishen Bio-Medical Science Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at Building 1, No. 9, Shaocheng Road, Qingyang District, Chengdu City (“Chengdu Company”);and

(12)

ANPAC TECHNOLOGY USA CO., LTD., a limited liability company legally established and validly existing in the United States, with its registered address at 1209 ORANGE STATE, WILMINGTON DE 19801 (“AnPac U.S.”);

(13)

EMPOWER FUND I, L.P., a limited liability company legally established and validly existing in the Cayman Islands, with its registered address at 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands (“EMPOWER Investment”).

In this Agreement, Chris Chang Yu and CRS Company are hereinafter referred to individually as the “Founder” and collectively as the “Founders”; Founders and Ms Lin Yu are hereinafter referred to individually as the “Existing Major Shareholder” and collectively as the “Existing Major Shareholders”; EMPOWER Investment is hereinafter referred to individually as “Investor”; Existing Major Shareholders and other Shareholders of the Company shall be collectively referred to as the “Existing Shareholders”; Lishui Company, Yangzhou Company, Changwei Company, AnPac Shanghai Company, Xinshenpai Company, Medical Laboratory, Chengdu Company and AnPac U.S. are hereinafter referred to individually as the “Domestic And Foreign Company” and collectively as the “Domestic And Foreign Companies”; The Company and Domestic And Foreign Companies and all other direct or indirect, current or future subsidiaries of the above companies are referred to individually as “Group Company” and collectively as the “Group Companies”; The Parties to this Agreement are referred to collectively as the “Parties” and individually as the “Party”.

Preface

Whereas, the Company and EMPOWER Investment signed a Share Subscription Agreement (the “Subscription Agreement”) on August 17, 2017;

For the purpose of agreeing on the shareholder rights of EMPOWER Investment, the Parties hereby agree as follows:

1.	DEFINITION

1.1	Definition. Unless otherwise defined in this Agreement, the extrabold terms in this Agreement shall have the following meanings:

“AnPac Shanghai Company”	It shall have the meaning of the preceding provisions.

“Applicable Law”	Refers to any Person, suitable for the Person or any of its assets or business, whether it be on or after the date of this agreement valid and amended from time to time or any of the constitution, treaty, statute, law, statute, decree, norm, regulation, judgment, general law rule, order, edict, adjudication, prohibition, Government Approval, approval, grant, franchise, license, consent, order, requirement, or any other government restriction of any Government Agency or any similar form of decree, or any decision made by it, or the interpretation and implementation of any of the foregoing.

“Board of Directors”	Refers to the board of directors of the Company.

“Changwei Company”	It shall have the meaning of the preceding provisions.

“China”	Refers to the People’s Republic of China, but for the purposes of this Agreement, it does not include Hong Kong, Macao Special Administrative Region and Taiwan.

“Company”	It shall have the meaning of the preceding provisions.

“Confidential Information”	It shall have the meaning set forth in Clause 7.1.

“Contracts”	Refers to any agreement, arrangement, commitment, covenant, franchise, indemnity, contract, instrument, lease, license, permission or binding memorandum of understanding (whether in writing or not).

“Control”	(Including the relevant meanings for “controlling”, “controlled” and “jointly controlled”) in the case of any person, refers to the right of any Person to directly or indirectly guide the management or policy of that Person (related to operational control, financial control or other control) whether through securities with voting rights or through contracts or otherwise.

“Disposing Shareholder”	Refers to any Existing Major Shareholder or assignee of his/her Equity Securities.

“Dispute”	It shall have the meaning set forth in Clause 10.2(a).

“EMPOWER Price Per Share for EMPOWER Investment”	Refers to the price obtained by the subscription price divided by the number of the subscription shares, i.e. US$866.55.

“Equity Securities”	Refers to all Ordinary Shares or securities convertible or exchangeable into Ordinary Shares of the Company.

“Existing Major Shareholder” and “Existing Major Shareholders”	It shall have the meaning of the preceding provisions.

“Existing Shareholders”	It shall have the meaning of the preceding provisions.

“Founder” and “Founders”	It shall have the meaning of the preceding provisions.

“Government Agency”	Refers to any government or its political branches, whether at the federal, central, state, provincial, municipal or local levels, regardless of administrative, legislative or judicial nature, including any representative office, authority, council, bureau, committee, court, department or other organ.

“Government Approval”	Refers to any consent, approval, authorization, exemption, permit, grant, franchise, allowance, permission, exemption or order of a Government Agency, and registration, certification, declaration, filing, reporting or notification to a Government Agency.

“Group Company” and “Group Companies”	They shall have the meaning of the preceding provisions.

“Hong Kong”	Refers to the Hong Kong Special Administrative Region of China.

“Information Right”	It shall have the meaning set forth in Clause 2.1(e).

“Inspection Right”	It shall have the meaning set forth in Clause 2.2.

“Investor” and “Investors”	It shall have the meaning of the preceding provisions.

“Knowledge”	When referring to a Person’s “knowledge”, it refers to the actual knowledge of the Person, and the knowledge should be known to the Person as a prudent business Person after proper consultation and due diligence in managing his/her business. These investigations include appropriate consultation with the management, directors, key employees and professional consultants (including lawyers, accountants and consultants) of the Person and his/her Related Parties.

“Lishui Company”	It shall have the meaning of the preceding provisions.

“Loss”	Refers to all direct or indirect losses, liabilities, damages, deficiencies, value impairments, litigation, liabilities, duties, benefits, interests, fines, fees, judgments or settlements of any nature or kind, including all related costs and expenses, including but not limited to reasonable attorney fees and expenses of any kind or nature, legal fees, settlement fees and investigation costs, whether legal or in an equity law, known or unknown, foreseeable or unforeseen.

“Material Adverse Effects”	Refers to the material adverse effects of a particular Person’s condition (financial or other conditions), his/her associated assets, operating results or prospects, or business (currently or intended to be carried out).

“New Shares”	It shall have the meaning set forth in Clause 3.2.

“Notice of Exercising Right of First Refusal”	It shall have the meaning set forth in Clause 3.3.

“Notice of Transfer”	It shall have the meaning set forth in Clause 4.2(a).

“Ordinary Shareholder”	Refers to a holder of ordinary shares.

“Ordinary Shares”	Refers to the Company’s ordinary shares, with a par value of US$1.00 each.

“Organizational Document”	Refers to, in relation to any Person, a certificate of registration, memorandum of association, articles of association, joint venture agreement, shareholders’ agreement or similar organizational document of such Person.

“Party” and “Parties”	Shall have the meanings set forth in the preceding provisions, respectively.

“Persons”	Shall be construed as broadly as possible and shall include individuals, partnerships (including limited liability partnerships), companies, associated companies, joint stock companies, limited liability companies, trusts, joint ventures (including Sino-foreign joint ventures and Sino-foreign cooperative ventures), non-corporate organizations and Government Agencies.

“Preemptive Period”	It shall have the meaning set forth in Clause 4.2(b)(i).

“Preemptive Right”	It shall have the meaning set forth in Clause 4.2(b)(i).

“Preface”	Refers to the preface of this Agreement.

“Price Per Share for Investor”	Refers to the Price Per Share of EMPOWER Investment.

“Priority Subscription Notice”	It shall have the meaning set forth in Clause 3.3(a).

“Priority Subscription Period”	It shall have the meaning set forth in Clause 3.3(a).

“Purchase Notice”	It shall have the meaning set forth in Clause 4.2(b)(i).

“Qualified Public Offering”	The Company or any other Group Company shall be listed on a stock exchange in China, Hong Kong or other internationally recognized stock exchange and shall publicly issue Ordinary Shares or shares of the Group Company in accordance with the securities trading laws and regulations of the applicable jurisdiction.

“Related Parties”	In the case of a specific Person, it refers to (a) when he/she is a natural person, his/her spouse and his/her immediate family members (whether blood relatives or adoption) or any trust established and maintained solely for the benefit of the person, his/her spouse and/or such immediate family members; and (b) when it is any person, directly or indirectly through one or more media, controlling the specific Person, being controlled by the specific Person or being controlled jointly with the specific Person.

“Ren Min Bi” or “RMB”	Refers to the legal currency of China.

“Right of First Refusal”	It shall have the meaning set forth in Clause 3.1.

“Subsidiary”	Refers to in relation to the specific Person, any other non-natural Person controlled by that specific Person.

“Senior Executives”	Refers to the CEO, CFO, COO of each Group Company and the Deputy General Manager or above.

“Shareholders”	Refers to any Person who holds Equity Securities.

“Sold Shares”	It shall have the meaning set forth in Clause 4.2(a).

“This Agreement”	It shall have the meaning of the preceding provisions.

“Transfer”	Refers to the transfer, sale, guarantee, encumbrance, mortgage, pledge, donation or other disposition of any or all of the shares of a particular Person, whether voluntary or involuntary (including but not limited to those arising from divorce, separation, bankruptcy or other proceedings, or death) or by operation of law.

“US$”	Refers to the legal currency of the United States.

“Working Day”	Refers to any day on which banks in the British Virgin Islands and China normally operate (except Saturdays and Sundays and public holidays in the British Virgin Islands or China).

“Xinshenpai Company”	It shall have the meaning of the preceding provisions.

“Yangzhou Company”	It shall have the meaning of the preceding provisions.

1.2

Interpretation. For all purposes of this Agreement, except as expressly provided herein, (a) The terms defined in the Clause 1.1 shall have the meanings ascribed to them in this Clause 1.1 and shall include the plural and the singular, (b) All accounting terms not otherwise defined in this Agreement shall have the meaning given by the Chinese Accounting Standards, (c) All designated “Clauses” and “Sub-Clauses” referenced in this Agreement shall mean the Clauses and Sub-Clauses identified in the Main Body of this Agreement, (d) A gender or neutral pronoun shall include other appropriate forms of the pronoun, (e) The terms “in this Agreement”, “of this Agreement” and “under this Agreement” and other terms of similar meaning refer to this Agreement as a whole and not designate any particular clause or sub-clause, (f) Unless otherwise expressly stated, all appendices specified by reference to this Agreement refer to appendices to this Agreement, (g) The term “including” and other similar words shall be deemed to be immediately followed by “but not limited to”, whether or not they are actually immediately followed by such words or words of similar meaning, (h) The headings of the terms of this Agreement are for identification and reference only and shall not be used to interpret this Agreement, (i) Any “Party” or any other Person referred to in this Agreement shall be construed as including successors to his/her rights, his/her permitted successors and permitted assignees, and (j) Any agreement or instrument referred to in this Agreement shall include its amended or substituted text. This Agreement shall be interpreted literally.

2.	INFORMATION RIGHT; INSPECTION RIGHT

2.1	Information Right. The Company warrants and agrees that, as of the date of this Agreement, it will deliver to each Investor:

(a)

The annual consolidated financial statements of each Group Company prepared in accordance with the Chinese Accounting Standards and other applicable local accounting terms and rules and audited by an accounting firm as agreed by the Company and the Investors shall be delivered within one hundred and twenty (120) days after the end of each fiscal year;

(b)

The unaudited quarterly consolidated financial and management statements of Group Companies prepared in accordance with Chinese accounting standards and other applicable local accounting terms and rules shall be delivered within twenty-eight (28) days after the end of six months;

(c)	An annual business plan and monthly budget for each Group Company for the following fiscal year shall be delivered within thirty (30) days prior to the end of each fiscal year;

(d)

Notice of all litigations, prosecutions, claims, judicial proceedings, investigations, inquiries or incidents that may have a Material Adverse Effect on any Group Company or any of its Related Parties and their ownership of or rights in their respective businesses, real property, assets or property; and

(e)	Other information reasonably requested to be delivered by each Investor upon written request by them (collectively referred to as the “Information Right”).

(f)

All financial statements to be provided to each Investor in accordance with this Clause 2.1 shall include income statements, balance sheets and cash flow statements for the relevant periods and for the current fiscal year prepared in accordance with the Chinese Accounting Standards and other applicable local accounting terms and rules.

2.2

Inspection Right. Each Group Company further warrants and agrees that, as of the date of this Agreement, each Investor and his or her authorized representative shall have the right (a) to inspect, extract and photocopy the facilities, records and books of account of the Group Company under normal working hours and reasonable and without prejudice to the normal operation of the Group Company after reasonable prior notice to the Group Company concerned, and (b) to discuss the business, operation and conditions of any Group Company with their respective directors, officers, employees, accountants, legal advisers and investment banks, without prejudice to the normal operation of the Group Company (the “Inspection Right”). Each Group Company will provide and cause its subsidiaries to provide to each Investor and his or her authorized representative such information as each Investor may reasonably require from time to time. Each Group Company shall provide all reasonable support to effectively assist in such investigations. Any Investor shall have the right to require the Group Company to be notified 30 days in advance and to be audited by an accounting firm approved by such Investor, but not more than once a year, at the expense of the Investor, provided that the Investor does not interfere with the normal operation of the Group Company.

2.3	Termination of Rights. The Information Right and the Inspection Right shall be terminated at the time of the completion of the Qualified Public Offering.

3.	RIGHT OF FIRST REFUSAL

3.1

Overview. Each Investor shall have priority to purchase all (or any part thereof) of any New Shares issued by the Company from time to time after the date of this Agreement (the “Right of First Refusal”).

3.2

New Share. “New Share” refers to any Equity Securities of the Company (whether or not it is now an authorized share capital) and rights, options or warrants of any type of securities that may be purchased or converted or exchanged for Equity Securities of the Company. While the term “New Share” shall not include:

(a)	any Ordinary Shares sold or issued under the Subscription Agreement;

(b)	any securities (including any repurchased shares) issued under the Employee Option Scheme of the Company to officers, directors, employees and advisers of any Group Company;

(c)	any securities issued in a Qualified Public Offering;

(d)	any securities issued as a result of any share splitting or dividend distribution, recapitalization or similar transaction subject to a pro rata adjustment; and

(e)

any securities issued for the purpose of the acquisition in good faith of another company or entity or other reorganization activity by the Company through merger, consolidation, purchase of all or substantially all of its assets (the relevant conditions of which shall be approved by the Board of Directors).

3.3	Procedure.

(a)

Priority Subscription Notice. If the Company plans to issue New Shares (whether through a single transaction or a series of related transactions), it shall give each Investor a written notice of its intention to issue such New Shares (the “Priority Subscription Notice”) describing the number, type, price of the New Shares and the general terms and conditions under which the Company intends to issue such New Shares. Each Investor may, within five (5) Working Days (the “Priority Subscription Period”) from the date of receipt of the Priority Subscription Notice, agree in writing to purchase the amount of New Shares to be issued at the prices and terms and conditions set out in the Priority Subscription Notice by giving a written notice to the Company (the “Notice of Exercising Right of First Refusal”) stating the number of New Shares to be purchased. If any investor fails to give a Notice of Exercising Right of First Refusal during the Priority Subscription Period, such Investor shall be deemed to have waived his Right of First Refusal. The Board of Directors of the Company shall not pass any resolution enabling the Company to issue any New Shares under the Right of First Refusal to any third person that have not been exercised or waived by the Investors in accordance with the provisions of this Clause 3. The maximum amount of New Shares that any investor is entitled to subscribe for is: New Shares x (the number of Ordinary Shares held by the Investor at the time of the Company’s Priority Subscription Notice ÷ the sum of all Ordinary Shares issued at the time of the Company’s Priority Subscription Notice).

3.4

Failure to Exercise. Upon expiration of the Priority Subscription Period, and in the case that the New Shares are not fully subscribed by each Investor through the Right of First Refusal, the Company shall, within ninety (90) days after the expiration of the Priority Subscription Period, sell the New Shares described in the Priority Subscription Notice (in respect of the unexercised portion of the Right of First Refusal) at a price equal to or higher than the price stated in the Priority Subscription Notice, or for non-price terms, on terms no more favorable than those set forth in the Priority Subscription Notice. If the Company fails to complete the issue and sale of the New Shares within ninety (90) days after the expiration of the Priority Subscription Period, or the Company intends to issue and sell the New Shares on terms more favorable than those set out in the Priority Subscription Notice, the Company shall not issue or sell any New Shares thereafter without resending the Priority Subscription Notice to the Investors and the Investors’ exercise of the Right of First Refusal under this Clause 3.

3.5	Termination. The Right of First Refusal of each Investor shall be terminated at the time of the completion of the Qualified Public Offering and delivery.

4.	TRANSFER RESTRICTIONS

4.1	Preemptive Right.

(a)

Notice of Transfer. If (i) a Disposing Shareholder intends to Transfer directly or indirectly any of his Equity Securities to one or more third parties, or (ii) at any time any Equity Securities held by a Disposing Shareholder are involuntarily transferred, the Disposing Shareholder shall give notice in writing (the “Notice of Transfer”) to the company to whom the Transfer is made and to the Investors. Such Notice of Transfer shall include (A) a description of the Equity Securities to be transferred (the “Sold Shares”), (B) the identity of the potential transferee, and (C) the consideration for the proposed Transfer and the principal terms and conditions upon which it is based. The price of each Sold Share shall not be lower than the Price Per Share for Investors. The Notice of Transfer shall prove that the Disposing Shareholder has received a firm offer from the potential assignee and is satisfied in good faith that it may enter into a binding agreement on the Transfer in accordance with the terms of the Notice of Transfer. The Notice of Transfer shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Exercise of Preemptive Right.

(i)

Each Investor shall have the right to give written notice (the “Purchase Notice”) to the Disposing Shareholders within five (5) Working Days (the “Preemptive Period”) of receipt of the Notice of Transfer to give priority to purchase the Sold Shares on the terms and conditions set forth in the Notice of Transfer (subject to the provisions of Clause 4.1(b)(ii) below) (the “Preemptive Right”). The Purchase Notice shall state the amount of Sold Shares to be purchased by each Investor.

(ii)

The number of Sold Shares available for each Investor: Where each Investor claims to exercise the Preemptive Right, the respective purchase proportion shall be determined through consultation. If no agreement can be reached, the Preemptive Right shall be exercised in proportion to the total number of shares held by the investors who claim the Preemptive Right at the time of transfer, which shall be equal to the total number of shares held by the Investors who claim the Preemptive Right at that time.

(iii)

If an ongoing Transfer arises as a result of enforcement of law or another involuntary transfer (including a transfer arising from death, divorce, separation or insolvency), the price per share should be the higher of the following: (A) the original purchase price paid by the Disposing Shareholder for the Sold Shares (subject to such adjustments as may be appropriate in the case of share splits, dividends distribution, mergers and the like), but not less than the nominal value, or (B) the fair market value (not less than the nominal value) of the Sold Shares, as determined by the Board of Directors, taking into account such factors as the Company’s current income and future prospects and reflecting the current value of the Shares, and determined by the Company within thirty (30) Working Days of receipt of the Notice of Transfer. If the Disposing Shareholder or the executor of the Disposing Shareholder disagrees with the valuation determined by the Board of Directors, then the Disposing Shareholder or the executor of the Disposing Shareholder shall have the right to entrust an independent appraiser agreed by the Company and the Disposing Shareholder or the executor of the Disposing Shareholder to determine the valuation, and the appraiser’s expenses shall be shared equally between the Company and the Disposing Shareholder or the estate of the Disposing Shareholder.

4.2

Co-Sale Rights. If any investor fails to exercise the Preemptive Right mentioned in the preceding paragraph, within ten (10) Working Days after the expiration of the Preemptive Period (the “Co-Sale Period”), such Investor may give a written notice (the “Co-Sale Notice”) to the Disposing Shareholder and the Company requiring the Investor’s shares in the Company to be sold to a potential transferee of the Sold Shares (the “Co-Sale Rights”) in accordance with the sale price of the Sold Shares and other terms and conditions set out in the Notice of transfer. Investor’s Sellable Shares = (the percentage of Sold Shares of Disposing Shareholder to all of their shares * the number of shares held by the Investor). If a potential transferee of Sold Shares refuses to purchase any number of shares to be sold by the investor, or the potential transferee fails to complete the purchase of the shares to be sold by the Investor before or at the same time as the purchase of the Sold Shares is completed, the Disposing Shareholder shall not sell any of the Sold Shares to the potential transferee unless the Disposing Shareholder completes the purchase of the Investor’s shares to be sold prior to or at the same time as the sale price (not less than the nominal value) and other terms and conditions set out in the Notice of Transfer.

4.3

Not Exercising Rights. If Investors fail to exercise the Preemptive Right under Clause 4.2 and the Co-Sale Right under Clause 4.3, the Disposing Shareholder shall sell any remaining Sold Shares to the third party transferee identified in the Notice of Transfer within ninety (90) days after the expiration of the Co-Sale Period, on terms and conditions (including the Purchase Price) not favorable to the Purchaser as set forth in the Notice of Transfer. As a condition for the effective Transfer of the Sold Share, the third party transferee shall provide the Company and all Shareholders of the Company with written consent to be bound by and to comply with this Agreement, including but not limited to all provisions of this Clause 4, as if the transferee were a Disposing Shareholder in this Agreement and to comply with the terms of the transferee under which the Equity Securities are issued. If the Disposing Shareholder fails to complete the sale or disposal of the Sold Shares within ninety (90) days after the expiration of the Co-Sale Period, or the Company proposes to sell the Sold Shares on more favorable terms than those set out in the Notice of Transfer, or the Company proposes to sell the Sold Shares to a party other than a third party transferee as identified in the Notice of Transfer, the Disposing Shareholders shall not sell any Sold Shares until the Investors have re-exercised their Preemptive Rights and Co-Sale Rights under this Clause 4. Moreover, whether any investor exercises a Preemptive Right or a Co-Sale Right over the Sold Shares of the Disposing Shareholder shall not adversely affect the subsequent purchase of Equity Securities by the Investor from any Disposing Shareholder. Any subsequent Transfer of any Sold Shares proposed by the Disposing Shareholders shall again be subject to the Preemption and Co-Sale Rights of the Investors and the relevant Disposing Shareholders shall be required to comply with the procedures set out in this Clause 4.

4.4	Legend.

(a)	Each certificate issued to each Existing Major Shareholder representing the Ordinary Share shall endorse the following legend:

“The sale, pledge, mortgage or transfer of the securities represented by this Certificate is subject to specific restrictions on the transfer under the Shareholders’ Agreement, a copy of which may be obtained by written request to the Secretary of the Company.”

(b)

The Parties agree that the Company may direct its Transfer agent to impose transfer restrictions on the Shares represented by the certificates of the legend referred to in Clause 4.5 (a) above for the purpose of enforcing the terms of this Agreement, and the Company agrees to do so forthwith. The legend shall be removed at the termination of the provisions of this Clause 4.

4.5

Transfer of Investor’s Equity. Each Investor shall not be subject to any restrictions on the Transfer of his/her Equity Securities in the Company (provided that such Transfer shall not be made to a competitor of the Company or a transferee associated with the competitor).

4.6	Term. This Clause 4 shall terminate at the time of completion of the Qualified Public Offering.

5.	TRANSFER AND AMENDMENT

5.1	Transfer. When each Investor transfers the shares of the Company he/she holds, all and any rights and interests relating to such shares may be fully transferred.

5.2

Rights of Amendment. Any terms of this Agreement may be amended only with the written consent of each Existing Major Shareholder and Investors. Any amendment or waiver that becomes effective pursuant to this Clause 5.2 shall be binding upon the Parties hereto and their respective transferees.

6.	COMPENSATION

6.1

The Founders and the Group Companies shall indemnify, defend and protect Investors, jointly and separately, against all Losses arising directly or indirectly from, in connection with or incidental to any violation of any representations, warranties, undertakings or agreements made in this Agreement or in any transaction agreement to be signed in this Agreement. The compensation shall first be borne by each Group Company. If each Group Company cannot make compensation after its best efforts, the Founders shall perform the compensation obligation.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

7.1	Confidentiality. Shall be executed in accordance with the Confidentiality Agreement signed between the Company and Shanghai EMPOWER Investment Management Co., Ltd.

8.	VOTING RIGHTS, PROTECTIVE CLAUSES AND DIVIDEND RIGHTS

8.1

Voting Rights. Except as otherwise provided in this Agreement, the Articles of Association as defined below and Applicable Law, any Ordinary Share shall have one vote on any matter of the Company to be resolved by the Shareholders and each Investor shall vote and resolve as a series of Shareholders with each Existing Shareholder. If the proportion of Equity Securities held by the Shareholders present at the Shareholders’ meeting reaches two thirds (2/3) of the Equity Securities already issued at that time, the resolution made at the shareholders’ meeting shall be valid. Each Shareholder’s Representative may attend a meeting of the Shareholders through any teleconference or other means of communication available to all Shareholders’ Representatives attending the meeting of the Shareholders. Where a resolution of the Shareholders’ meeting is made by means of a written resolution without convening a Shareholders’ meeting, such written resolution must be signed by all the Shareholders of the Company for the purpose of validity.

8.2

Protective Clauses that Require the Approval of Majority Shareholders. In accordance with the Company’s latest Articles of Association, the following actions of any Group Company require the prior consent of the majority shareholder who holds a total of two-thirds (2/3) of the issued Equity Securities of the Company:

(a)	increase or decrease the authorized share capital, issued share capital or registered capital;

(b)	any Equity Securities, options to purchase Equity Securities, new issues relating to Equity Securities or debt securities;

(c)	any liquidation, dissolution, winding-up, recapitalization, reorganization, consolidation, separation, listing or bankruptcy proceedings;

(d)	any material change to the Articles of Association or other Organizational Document;

(e)	the reclassification of any issued Equity Security so that its priority over dividends or assets is higher than or equal to that of the shares of the Company held by individual Investors.

8.3	Dividend Rights. Investors have the right to participate in any dividends and other distributions of the Company in proportion to their Equity Securities held in the Company and other Shareholders.

9.	ANTI-DILUTION

9.1

If the Company issues any New Shares or any additional capital, except for the executive employee incentive plan approved by the Board of Directors, and the unit price of such New Shares is lower than the Price Per Share for Investors, as an anti-dilution protection measure, the Investor shall have the right to further acquire the shares issued by the Company at zero consideration or at the lowest consideration permitted by other laws to ensure that the Investor’s rights and interests in the Company are not diluted.

10.	OTHER CLAUSES

10.1

If the investment cost of Investors to the Group Company is inconsistent with the actual investment cost, where the Investors are required to bear additional tax costs due to the inconsistent tax basis in the future reorganization or realization of investment in the Group Company, the Company and the Founders shall take all necessary measures to ensure that the Investors shall not incur any additional costs or Losses as a result thereof. Such measures shall include, but are not limited to: 1. Ensuring that Investors shall not bear such tax costs and other Losses; 2. Ensuring that Investors shall receive after-tax income calculated on the basis of actual investment costs (including, but not limited to, raising the next valuation, etc.). If the Company and the Founders fail to achieve the effect agreed in the foregoing terms and conditions through all efforts, the Parties concerned shall, with the written consent of the Investors, negotiate and resolve the matter separately under the principles of fairness and impartiality. In the event that the Parties fail to resolve the matter through negotiation within thirty (30) calendar days, the Company and the Founders shall be jointly and severally liable for all costs and Losses borne by the Investors.

10.2

The Company undertakes to EMPOWER Investment that, except for the circumstances in which the Company has disclosed to EMPOWER Investment, there is no superiority over the undertaking in relation to the rights under this Agreement in any agreement between the Company and other natural persons and institutions that subscribed for the shares of the Company before the signing of this Agreement. Otherwise, EMPOWER Investment shall be entitled to equal rights in accordance with these terms.

10.3

Registration Rights. When any Investor requests, each Group Company, Existing Major Shareholders shall cause the Group Company planning to make a public offering to grant the Investor (to the reasonable satisfaction of the Investor) the right to register with the Securities and Exchange Commission for all securities held by the Investor (including, but not limited to, three (3) times of demand registration and an unlimited number of “piggyback” and F-3/S-3 Form registration rights (or any subsequent registry under the Securities Act), or an equivalent or similar right to register any issue in any other jurisdiction of securities of any Group Company in respect of which the Group Company undertakes to make a public offering or to list such securities on a recognized stock exchange.

11.	GENERAL CLAUSES

11.1

Binding Force; Transfer. Subject to Clause 5.1, this Agreement shall be binding upon and beneficial to the heirs, successors, executors and administrators of the Parties hereto, as well as the Transferee. However, this Agreement shall not be transferred by any party to this Agreement (other than Investors) without the prior written consent of the respective Investors. This Agreement and the rights and obligations hereunder may be transferred by any Investor to any Person without the prior written consent of the other Parties to this Agreement, provided that such Person has signed a contract of compliance and consented to be bound by this Agreement.

11.2	Applicable Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

11.3	Dispute Resolution.

(a)

Any dispute, contradiction or claim arising out of or relating to this Agreement, or the interpretation, breach of contract, termination or validity of this Agreement (each referred to as a “Dispute”) shall be settled first through consultation by the Parties to the Dispute. Such consultation shall commence immediately upon written notice of any request for consultations by either Party to the Dispute.

(b)

If the Dispute is not resolved within fifteen (15) days from the date of the aforesaid notice, either Party to the Dispute may submit it to arbitration by giving notice to the other Parties to the Dispute (the “Notice of Arbitration”).

(c)	The arbitration shall be submitted to the Shanghai Arbitration Commission for final award.

(d)

Either Party to the arbitration shall cooperate with the other Parties to the arbitration and, subject to its obligation of confidentiality, such party shall fully disclose and allow full access to all information and documents required by the other Party in connection with the arbitration proceedings.

(e)	Unless otherwise awarded by the arbitral tribunal, the costs of the arbitration shall be borne by the losing Party.

(f)

In the event of a Dispute and the arbitration thereof, the Parties shall continue to perform their respective obligations and shall be entitled to exercise their rights under this Agreement, except in the case of such Dispute.

(g)	The award of the arbitral tribunal shall be final and binding on the Parties, and the prevailing Party shall apply to the jurisdictional court for enforcement of the award.

(h)	In the course of the arbitral tribunal’s hearing of the Dispute, this Agreement shall continue to be performed except for the part of the Dispute that is in it.

11.4

Complete Agreement. Except as disclosed by the Company to EMPOWER Investment prior to the signing of this Agreement, this Agreement, the Subscription Agreement and any other Transaction Agreement contemplated by this Agreement and the annexes and schedules hereto constitute the entire understanding and agreement between the parties and supersede all prior written or oral understandings or agreements with respect to the subject matter hereof.

11.5

Notification. Except as otherwise provided herein, all notices, requests, waivers or other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly served at the time of delivery if (a) delivered personally at the address set forth in Appendix A to this Agreement; (b) by facsimile transmission at the number listed in Appendix A to this Agreement, upon receipt of confirmation of facsimile correctness (and a record of receipt of a written reply); (c) by airmail or registered mail (requiring a receipt, postage prepaid, address as set out in Appendix A to this Agreement and with a sign-off record), five (5) Working Days after the date of delivery; (d) by overnight courier service (postage prepaid, sent at the address set forth in Appendix A to this Agreement and guaranteed to be delivered on the following Working Day and with a sign-off record), three (3) Working Days after the date of delivery, provided that the sending Party obtains a confirmation of delivery from the delivery agency; or (e) if the e-mail is sent in accordance with the e-mail address listed in Appendix A to this Agreement, at the time the e-mail is normally sent (and there is a record of receipt of the e-mail reply).

If communications under this Agreement are transmitted by facsimile, the sending Party shall immediately confirm each communication faxed pursuant to this Agreement by telephone to the received Party, but the failure to do so shall not affect the validity of such communications. For the purposes of this Clause 11.5, either Party may change or supplement the address set out in Appendix A or designate additional addresses by giving written notice to the other Parties in the manner described above.

11.6

Delay or omission. Either Party delays or fails to exercise the rights, powers or relieves conferred upon it by the other Party for breach or non-performance of this Agreement, shall not prejudice the right, powers or relief of that Party, nor shall it be deemed to be a waiver of or acquiescence in the breach or non-performance or any subsequent similar breach or non-performance, nor shall it be deemed to be a waiver of any other breach or non-performance occurring before or after that date. A waiver, permission, consent, or approval of a breach or non-performance of any of the nature or characteristics of this Agreement or waiver of any of the terms or conditions of this Agreement must be made in writing and shall be valid only to the extent specified in such writing. Any relief provided to either Party under this Agreement, by law or otherwise, shall be cumulative but not optional.

11.7

Severability. If any provision of this Agreement is invalid or unenforceable, it shall be construed so far as is practicable to enable it to be executed and to enable the transaction under this Agreement to be completed on substantially the same terms as previously stated. If there is no workable interpretation for the retention of this clause, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed clause is essential to the rights and interests intended by the Parties. In such circumstances, the Parties shall use their best endeavors to negotiate in good faith an effective and enforceable alternative Clause or Agreement in order to achieve to the fullest extent on the intentions of the Parties at the time of entering into this Agreement.

11.8

Shareholder’s Agreement Prevails. In the event of any inconsistency between the clauses of this Agreement and the Articles of Association, the clauses of this Agreement shall prevail for the sole benefit of the Shareholders of the Company. Upon the discovery of such inconsistencies, the Parties agree to take all necessary or desirable measures for consultation to eliminate such inconsistencies to the fullest extent permitted by Applicable Law.

11.9	Come into Force. This Agreement shall come into force on the date of delivery upon signature by the Parties.

11.10	Copy. This Agreement may be signed on any number of texts, all of which are originals, but all of which together constitute one document.

In view of this, the Parties hereto have caused their duly authorized representatives to sign this Agreement as of the date on the head of the text. Place of execution of this Agreement: Shanghai, China.

Group Companies:

AnPac Bio-Medical Science Co., Ltd.

Signature: /s/ Chris Chang Yu
Name: Chris Chang Yu
Title: Chairman of Board

Zhejiang AnPac Bio-Medical Science Co., Ltd. (Seal)

Signature: /s/ Chris Chang Yu
Name: Chris Chang Yu
Title: Legal Representative

Changhe Bio-Medical Science (Yangzhou) Co., Ltd. (Seal)

Signature: /s/ Chris Chang Yu
Name: Chris Chang Yu
Title: Legal Representative

In view of this, the Parties hereto have caused their duly authorized representatives to sign this Agreement as of the date on the head of the text. Place of execution of this Agreement: Shanghai, China.

Group Companies:

Changwei System Technology (Shanghai) Co., Ltd. (Seal)

Signature: /s/ Chris Chang Yu
Name: Chris Chang Yu
Title: Legal Representative

AnPac Bio-Medical Science (Shanghai) Co., Ltd. (Seal)

Signature: /s/ Chris Chang Yu
Name: Chris Chang Yu
Title: Legal Representative

Shanghai Xinshenpai Technology Co., Ltd. (Seal)

Signature: /s/ Chris Chang Yu
Name: Chris Chang Yu
Title: Legal Representative

In view of this, the Parties hereto have caused their duly authorized representatives to sign this Agreement as of the date on the head of the text. Place of execution of this Agreement: Shanghai, China.

Group Companies:

Lishui AnPac Medical Laboratory Co., Ltd.

Signature:	/s/ Chris Chang Yu

Name:	Chris Chang Yu

Title:	Legal Representative

Chengdu Lipaishen Bio-Medical Science Co., Ltd. (Seal)

Signature:	/s/ Xuedong Du

Name:	Xuedong Du

Title:	Legal Representative

ANPAC TECHNOLOGY USA CO., LTD.

Signature:	/s/ Chris Chang Yu

Name:	Chris Chang Yu

Title:	Legal Representative

In view of this, the Parties hereto have caused their duly authorized representatives to sign this Agreement as of the date on the head of the text. Place of execution of this Agreement: Shanghai, China.

Existing Major Shareholders:

Chris Chang Yu

Signature:	/s/ Chris Chang Yu

Lin Yu

Signature:	/s/ Lin Yu

CRS Holdings Inc.

Signature:	/s/ Chris Chang Yu

Name:	Chris Chang Yu

Title:	President

In view of this, the Parties hereto have caused their duly authorized representatives to sign this Agreement as of the date on the head of the text. Place of execution of this Agreement: Shanghai, China.

Investor:

EMPOWER FUND I, L.P.

Signature:	/s/ Yu Junhan
Name:	Yu Junhan
Title:	Managing Partner

Appendix A

Notice address

For the purposes of the Notice Clauses set out in this Agreement, the initial addresses of the Parties are as follows:

To Existing Major Shareholders:

Address:
Zip code:
E-mail:
Addressee:

To any Group Companies:

Address:
Zip code:
E-mail:
Addressee:

To Investors:

EMPOWER FUND I, L.P.

Address:
Fax:
E-mail:
Attention: